EXHIBIT 99.(a)
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Florida Power Corporation
News Release
Corporate Relations Department, St. Petersburg, Florida


                                                 Media Contacts:
                                               Melodye Hendrix   Karen Raihill
                                              (813) 866-4282    (813) 866-5023

          FLORIDA POWER CORPORATION'S CRYSTAL RIVER NUCLEAR PLANT
             GOES ON NUCLEAR REGULATORY COMMISSION'S WATCH LIST

         St. Petersburg, FL (January 29, 1997) -- Officials at Florida Power Corporation today expressed disappointment at placement of the Crystal River 3 nuclear plant on the Nuclear Regulatory Commission's semi-annual "Watch List." The list identifies plants that will get increased attention from the NRC until a period of improved performance is demonstrated.

         "Our focus remains addressing the issues that both we and the NRC have raised so that the plant can achieve sustained improved performance in a safe, reliable, and cost-effective manner," said Joe Richardson, president and chief operating officer.

         The NRC cited the nuclear plant's 1996 decline in overall performance as the primary reason for putting the plant on the list. The Crystal River plant is in the category 2 designation of the Watch List, defined by the NRC as plants that are authorized to operate but will be closely monitored by the agency.

         In late 1996, the company began implementing a Management Corrective Action Plan to address the NRC's concern over performance. Areas cited for improvement included management oversight, engineering performance, operator performance, and regulatory compliance. "We are confident that we have a comprehensive plan that will help return the unit to top performance," Richardson said.

         The nuclear plant currently has been in an extended maintenance outage since September 2, 1996. The primary issue involves a loading problem with one of the plant's two emergency diesel generators that are part of the emergency core cooling system. Those generators would be activated in the event there is a loss of off-site power

         The NRC noted that attempts to further improve the safety margin of one of the generators during the plant's last refueling outage in the spring of 1996 should have been reviewed by the NRC prior to making the modifications.


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Florida Power Corporation
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         The company is currently evaluating options to address the generator issue. Assuming it can be successfully resolved by the fourth quarter of 1997, the plant is expected to return to service by year-end. Appearing on the Watch List is not expected to significantly affect the company's plans to restart the plant.

         Crystal River 3 is an 860-megawatt nuclear power plant located at Florida Power's Crystal River Energy Complex near the Gulf of Mexico in Citrus County. The plant has been in operation since 1977 and is Florida Power's only nuclear unit.

         Florida Power Corporation, the state's second-largest electric utility, is the principal subsidiary of St. Petersburg-based Florida Progress Corporation (NYSE:FPC) and serves 1.3 million customers in central and northern Florida.

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